Exhibit 99.1

PRESS RELEASE

Contact:
Jeannine Bergeron, Director of Corporate Communications
ARM Financial Group, Inc.
(502) 582-7971
e-mail: corpinfo@armfinancial.com


              ARM FINANCIAL GROUP, INC. SIGNS DEFINITIVE AGREEMENT
                WITH WESTERN AND SOUTHERN LIFE INSURANCE COMPANY

PR Newswire -

Louisville, KY, December 17, 1999 - ARM Financial Group, Inc. (OTCBB: ARMGA) today announced that it has signed a definitive agreement whereby Western and Southern Life Insurance Company (Western and Southern) will acquire the Company's insurance subsidiaries, Integrity Life Insurance Company and National Integrity Life Insurance Company.

Western and Southern is part of the Western-Southern Enterprise, a financial services group which also includes Western-Southern Life Assurance Company, Columbus Life Insurance Company, Touchstone Advisors, Fort Washington Investment Advisors, Todd Investment Advisors, Countrywide Financial Services, Capital Analysts and Eagle Realty Group. Assets owned or under management by the group exceed $20 billion. Upon completion of this transaction, such assets will total $25 billion. Western and Southern is rated A++ (Superior) by A.M. Best, AAA (Highest) by Duff & Phelps, AAA (Extremely Strong) by Standard & Poor's, and Aa2 (Excellent) by Moody's.

The acquisition by Western and Southern will be implemented in a chapter 11 case to be commenced by ARM under the Bankruptcy Code, subject to the approval of the Bankruptcy Court. Under the terms of the agreement, the purchase price of approximately $119 million, which is subject to a number of downward price adjustments, will be placed in an escrow account for a period of eighteen months or longer before any remaining proceeds would be distributed. In connection with the Western and Southern transaction, ARM has also entered into settlement agreements with certain institutional creditors of ARM and Integrity whereby, among other things, certain obligations and contingent liabilities of ARM and its subsidiaries would be extended, released or compromised, subject to the closing of the transaction with Western and Southern. To the extent that there are funds remaining in escrow after any downward purchase price adjustments, certain payments will be made to institutional creditors for a portion of the obligations that were extended, released or compromised. There can be no assurance that the net proceeds from the sale (after taking into account the purchase price adjustments and the escrow provisions relating to the institutional settlement agreements) will be sufficient to satisfy the claims of the Company's creditors or enable a distribution to shareholders. The Company expects to file a Form 8-K with the Securities and Exchange Commission as soon as possible with respect to these transactions.

"We are pleased that we have reached an agreement with Western and Southern, one of the highest rated companies in the industry today," said John R. Lindholm, president - Integrity Life Insurance Company. "This transaction provides enhanced value for Integrity and National Integrity policyholders. After the closing, we would anticipate a dramatic improvement in our credit ratings. We are particularly grateful to our distributors and policyholders who have remained loyal and patient throughout this process. Ohio Insurance Director Lee Covington and his staff have been invaluable in facilitating this sale. Likewise, New York Superintendent of Insurance Neil Levin and his staff have been tremendously supportive throughout this process."

The closing of the transaction is subject to the approval of the Ohio Department of Insurance, the New York Department of Insurance, and the Bankruptcy Court, as well as to other customary conditions to closing. The transaction is expected to close late in the first quarter or early in the second quarter of 2000; however, there can be no assurance as to obtaining the required approvals or the timing of the closing of the transaction.

This document may include Forward-Looking Statements (as defined in the Private Securities Litigation Reform Act of 1995) regarding the Company's growth and earnings prospects. The accuracy of these statements is subject to a number of business, market, and other factors beyond the Company's control, as periodically described in our SEC filings, and actual results may be materially different than such statements suggest. For further information, investors are referred to the section entitled Forward-Looking Statements of the Company's most recent Form 10-K, which statements, to the extent applicable, are incorporated into this press release.

ARM Financial Group, Inc. (www.armfinancial.com) provides annuities through its insurance subsidiaries, Integrity Life Insurance Company and National Integrity Life Insurance Company. Retail face-amount certificates are issued through SBM Certificate Company. ARM Securities Corporation provides broker and product support. ARM Financial Group, Inc. is headquartered in Louisville, Kentucky.

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